EXHIBIT 10.1
June 28, 2007
Mr. Charles G. Raymond
9015 Winged Bourne
Charlotte, NC 28210
Dear Mr. Raymond:
     In exchange for the termination of your employment agreement with the Company dated July 7, 2004 (the “Employment Agreement”) without the payment of any severance amount or any other amounts thereunder and in consideration of your agreements contained in this letter, Horizon Lines, Inc. (the “Company”) hereby grants to you 75,965 shares of common stock of the Company, par value $.01 per share (the “Company Stock”), as of June 28, 2007, subject to the terms set forth in this letter agreement and in the Horizon Lines, Inc. Amended and Restated Equity Incentive Plan (the “Plan”).
     The grant of these shares is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”). The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. A copy of the Plan is attached to this letter.
     1.     Grant. As noted above, the Company hereby grants you 75,965 shares of Company Stock (the “Restricted Shares”) as of June 28, 2007 (the “Grant Date”). The Restricted Shares are subject to service restrictions set forth below. Until these restrictions lapse, the Restricted Shares are forfeitable and nontransferable.
     2.     Vesting. The Restricted Shares shall vest, and become freely transferable, as follows:
             (a)     100% of the Restricted Shares will vest and become freely transferable on December 31, 2009 (the “Vesting Date”) provided that you have been in continuous employment with the Company (or any Subsidiary) for the period beginning on the Grant Date and ending on the Vesting Date. If you terminate employment prior to the Vesting Date for any reason other than described in subsection (b) below, you will forfeit all rights in the Restricted Shares at that time, notwithstanding your return to active service prior to the Vesting Date.
             (b)     Notwithstanding subsection (a) above, if, prior to the Vesting Date, the Company (or any Subsidiary) terminates your employment other than for Cause, 100% of the Restricted Shares will vest and become freely transferable as of the date of your termination.

Restricted Shares that do not vest as of the date of your termination shall be forfeited at that time.
             (c)     For purposes of subsection (b) above, “Cause” shall mean (i) your willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform your duties; (ii) your failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board; (iii) your material breach of the Company’s code of ethics; provided which, for each of (i) through (iii), is not remedied within 30 days after receipt of written notice from the Board specifying such failure or breach; (iv) your conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Executive’s title or position with the Company); (v) your knowing unlawful use (including being under the influence) or possession of illegal drugs; or (vi) your commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company.
     3.     Dividends. During the period beginning with the Grant Date and ending with the Vesting Date or the earlier forfeiture of your Restricted Shares, you will be entitled to receive dividends and other distributions (collectively, “dividends”) on the Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its shareholders of record. These dividends, if any, will be paid to you at the same rate and at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.
     4.     Forfeiture of Restricted Shares. To facilitate the cancellation of any Restricted Shares pursuant to Section 2 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this letter.
     5.     Custody of Certificates. At the option of the Company, custody of stock certificates evidencing Restricted Shares shall be retained by the Company or held in uncertificated form. The Company shall deliver to you one or more stock certificates free of all restrictions evidencing your Restricted Shares if and when they become fully vested under the terms of this letter.
     6.     Rights as a Shareholder. Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon in accordance with the provisions of Section 3.

     7.     Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Shares awarded to you under this letter prior to the time such Restricted Shares become fully vested in accordance with this letter.
     8.     Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.
     9.     Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.
     10.    Notices. Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at 4064 Colony Road, Suite 200, Charlotte, NC 28211. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
     11.    Applicable Withholding Taxes. No stock certificates evidencing Restricted Shares shall be delivered to you until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may elect to (i) deliver shares of Company Stock which you already own (valued at their Fair Market Value) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of Restricted Shares (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.
     12.    Applicable Securities Laws. The Company may delay delivery of the stock certificates evidencing Restricted Shares until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.
     13.    Termination of Employment Agreement. The grant of these Restricted Shares is made in exchange for the termination of your Employment Agreement. Effective as of the Date of Grant, your Employment Agreement shall be null and void, shall cease to be of any force or effect and neither you nor the Company shall have any further obligation or right under the Employment Agreement. The termination of your Employment Agreement is not subject to, or conditioned in any way, on the Restricted Shares vesting.

     14.    Acceptance of Restricted Shares. By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in this letter agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby agree to and acknowledge the termination of your Employment Agreement as provided herein. You acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this letter will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy to Mark Blankenship, Vice President of Human Resources, by July 6, 2007.
     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed, as of this 28th date of June, 2007.

HORIZON LINES, INC.
By:	/s/ Mark Blankenship

Its:	Vice President - Human Resources

Agreed and Accepted:

/s/ Charles G. Raymond

Charles G. Raymond

June 28, 2007

Date